Exhibit 99.1

Alkermes Reports Financial Results for Third Fiscal Quarter Of 2004

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Feb. 11, 2004--Alkermes, Inc. (Nasdaq:ALKS) today reported its financial results for the three-month period ended December 31, 2003. The net loss according to accounting principles generally accepted in the U.S. ("GAAP") for the quarter ended December 31, 2003 was $20.9 million or $0.23 per share as compared to net income of $41.2 million or $0.64 per share for the three months ended December 31, 2002. Included in net income for the three months ended December 31, 2002 was an $80.8 million gain on the exchange of $199.3 million principal of 3.75% Subordinated Notes for $114.6 million principal of 6.52% Senior Notes in December 2002. In the three months ended December 31, 2002, there was also a $24.5 million noncash charge related to the equity investment Alkermes made in Reliant Pharmaceuticals, LLC ("Reliant") in December 2001.

    Pro Forma Results

    Pro forma net loss for the three months ended December 31, 2003 was $20.8 million or $0.23 per share compared to a pro forma net loss of $12.8 million or $0.20 per share for the three months ended December 31, 2002. The pro forma net loss for the three months ended December 31, 2003 excludes $0.65 million noncash derivative income associated with the provisional call structure of the Company's 2 1/2% convertible subordinated notes due 2023 (the "2 1/2% Subordinated Notes") issued in August and September 2003, as well as $0.7 million of other noncash expense recognized on the net decrease in the fair value of warrants of publicly traded companies held in connection with licensing arrangements. Pro forma net loss for the quarter ended December 31, 2002 excludes the $80.8 million gain related to the convertible debt exchange referenced above, $24.5 million in noncash charges related to the Company's investment in Reliant, as well as $2.3 million in restructuring charges. The increase in the pro forma net loss for the current period as compared to the same period of the prior year was the result of an increase in expenses primarily related to the manufacturing of Risperdal(R) Consta(TM) and external research costs related to the Phase III clinical trials for Vivitrex(TM), the Company's proprietary product candidate for the treatment of alcohol dependence. The increase in pro forma net loss was also a result of a reduction in the research and development revenues reported in the quarter ended December 31, 2003, following the restructuring of the Company's collaboration with Eli Lilly and Company ("Lilly") in December 2002 to provide upfront funds for development activities in calendar 2003 and into 2004, and changes in the stage of several other collaborative agreements. This decrease in research and development revenues was partially offset by an increase in manufacturing and royalty revenues related to Risperdal Consta.
    Alkermes is providing pro forma results as a complement to GAAP results. The pro forma net loss excludes the noncash derivative income related to the provisional call structure of the 2 1/2% Subordinated Notes, other noncash expense recognized on the net decrease in the fair value of warrants held in connection with licensing arrangements, the gain related to the convertible debt exchange, noncash charges related to the Company's investment in Reliant and restructuring charges. The changes in the fair values of the warrants as well as changes in the derivative liability associated with the provisional call structure of the Company's 2 1/2% Subordinated Notes are likely to recur and will be recorded either as gains or losses, depending on the market values of the securities underlying these derivative instruments. Management believes this pro forma measure helps indicate underlying trends in the Company's ongoing operations by excluding the above items that are unrelated to its ongoing operations.

    Revenues

    Total revenues were $11.2 million for the quarter ended December 31, 2003 compared with $15.2 million for the three months ended December 31, 2002. Total manufacturing and royalty revenues were $8.6 million for the quarter ended December 31, 2003, including $8.2 million of manufacturing and royalty revenues for Risperdal Consta.
    In October 2003, Johnson & Johnson Pharmaceutical Research and Development, LLC (J&JPRD) received approval from the Food and Drug Administration to market Risperdal Consta in the U.S. for the treatment of schizophrenia. Janssen Pharmaceutica Products, L.P., a wholly owned subsidiary of Johnson & Johnson, launched Risperdal Consta in the U.S. in December 2003. Risperdal Consta is also currently marketed in 25 additional countries around the world, including the U.K, Germany and Spain.
    Research and development revenue under collaborative arrangements for the three months ended December 31, 2003 was $2.6 million compared to $15.2 million for the quarter ended December 31, 2002. The decrease was primarily a result of the restructuring of the Company's AIR(R) insulin and AIR hGH programs with Lilly, changes in the Company's partners, as well as changes in the stage of several other collaborative programs. Since January 1, 2003 Alkermes no longer records research and development revenue for work performed on the Lilly programs, but instead uses the proceeds from Lilly's purchase of $30 million of the Company's Convertible Preferred Stock in December 2002 to pay for development costs during calendar year 2003 and into calendar year 2004. Also, in December 2002, the royalty rate payable to Alkermes based on revenues of potential inhaled insulin products was increased. Lilly has the right to return the Convertible Preferred Stock to the Company in exchange for a reduction in this royalty rate. At December 31, 2003, approximately $18.8 million of the proceeds from the sale to Lilly of $30.0 million of the Company's convertible preferred stock had been spent. In December 2003, Lilly made payments to the Company totaling approximately $7.0 million in order to fund an increase in the scope of the Company's collaborative development programs with Lilly. This funding has been recorded as deferred revenue in the consolidated balance sheets and the Company expects to recognize the $7.0 million as revenue after the proceeds from the sale of $30.0 million of its convertible preferred stock have been spent.

    Cost of Goods Manufactured

    For the three months ended December 31, 2003, the cost of goods manufactured was $4.1 million, consisting of approximately $2.7 million for Risperdal Consta and approximately $1.4 million for Nutropin Depot(R).

    Research and Development/General and Administrative Expenses

    There were $21.1 million in research and development expenses and $6.5 million in general and administrative expenses for the three months ended December 31, 2003. This compares with $21.2 million in research and development expenses and $5.4 million in general and administrative expenses for the three months ended December 31, 2002. Research and development expenses were slightly lower in the three months ended December 31, 2003 primarily because the Company is now separately reporting the cost of goods manufactured for its commercial products, Risperdal Consta and Nutropin Depot. This decrease was partially offset by an increase in occupancy costs and depreciation expense related to the expansion of the Company's facilities in both Massachusetts and Ohio, and was also a result of increased personnel and related costs and external research expenses related to the continuing development of the Company's proprietary product candidates and its collaborators' product candidates. The increase in general and administrative expenses for the three months ended December 31, 2003 as compared to the same quarter of the prior year was primarily the result of increased personnel and related costs as well as increases in consulting and insurance costs.

    Interest Income/Expense

    Interest income for the three months ended December 31, 2003 was $1.0 million as compared with $0.6 million for the three months ended December 31, 2002. The increase in interest income was primarily the result of higher cash and investment balances held during the three months ended December 31, 2003 partially offset by a decline in interest rates. Interest expense was $1.2 million for the three months ended December 31, 2003 as compared to $2.1 million for the same period in the prior year. The decrease during the three months ended December 31, 2003 was primarily the result of a decrease in the outstanding average debt balance as well as a lower interest rate payable on the convertible debt outstanding.

    Cash and Investments

    At December 31, 2003, Alkermes had total cash and investments of $173.7 million as compared to $145.0 million at March 31, 2003. The increase in cash and total investments during the nine months ended December 31, 2003 was primarily a result of the issuance of $125 million principal amount of 2 1/2% Subordinated Notes in August and September 2003, partially offset by cash used to fund operations, to acquire fixed assets and to make interest and principal payments on its indebtedness.

    Alkermes, Inc. is an emerging pharmaceutical company developing products based on its sophisticated drug delivery technologies to enhance therapeutic outcomes. The Company's areas of focus include: controlled, extended-release of injectable drugs utilizing its ProLease(R) and Medisorb(R) delivery systems and the development of inhaled pharmaceutical products based on its proprietary Advanced Inhalation Research, Inc. ("AIR(R)") pulmonary delivery system. The Company's business strategy is twofold. The Company partners its proprietary technology systems and drug delivery expertise with many of the world's finest pharmaceutical companies and also develops novel, proprietary drug candidates for its own account. In addition to the Company's Massachusetts headquarters, research and manufacturing facilities, it operates research and manufacturing facilities in Ohio.

    Certain statements set forth above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning future operating results. Although the Company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and our business is subject to significant risk and there can be no assurance that our actual results will not differ materially from its expectations. These include: whether manufacturing and royalty revenues for Risperdal Consta or the Company's other product will generate significant revenues, particularly because the Company relies on its partners to market these products; whether additional regulatory approvals will be received or whether additional commercial launches of Risperdal Consta in countries where it has been or may be approved occur in a timely and successful manner; whether or not regulatory authorities will accept our Vivitrex submission and approve the product for sale; whether the Company enters into any collaboration with a third party to market or fund Vivitrex or its other proprietary product candidates and whether the terms of such a collaboration meet its expectations; whether the Company's is able to successfully and efficiently manufacture its commercial products and scale-up its product candidates; whether the Company will get a return on its investment in Reliant; whether the securities litigation brought against the Company will result in financial losses or require the dedication of significant management resources; and whether advancement of the Company's pipeline will be delayed due to: actions or decisions by the Company's partners with regard to development and regulatory strategy, timing and funding which are out of the Company's control; the outcome of clinical and preclinical work the Company is pursuing, including the results of clinical trials; decisions by the FDA or foreign regulatory authorities regarding the Company's product candidates, which may be based on interpretations of data that differ from its interpretations; and potential changes in cost, scope and duration of clinical trials. For further information with respect to factors that could cause actual results to differ from expectations, reference is made to the reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward-looking statements made in this release are made only as of the date hereof and Alkermes disclaims any intention or responsibility for updating predictions or financial guidance contained in this release.

    Note: Alkermes will host a conference call at 4:30 pm EST on February 11, 2004. On this call management will review the quarter and discuss expectations for the future. The call will be webcast on the investor relations section of Alkermes' website at www.alkermes.com and will be archived until Friday, February 13, 2004 at 5:00 pm EST.


                   Alkermes, Inc. and Subsidiaries
                    Selected Financial Information
                (In thousands, except per share data)

                                  Three     Three      Nine      Nine
                                 Months    Months    Months    Months
Condensed Consolidated            Ended     Ended     Ended     Ended
Statements of Operations        Dec. 31,  Dec. 31,  Dec. 31,  Dec. 31,
(Unaudited)                        2003      2002      2003      2002
----------------------------------------------------------------------
Revenues:
  Manufacturing and royalty
   revenues                      $8,636        $-   $15,491        $-
  Research and development
   revenue under collaborative
   arrangements                   2,585    15,195     7,482    34,957
----------------------------------------------------------------------
    Total Revenues               11,221    15,195    22,973    34,957
----------------------------------------------------------------------
Expenses:
  Cost of goods manufactured      4,069         -    11,197         -
  Research and development       21,148    21,166    66,226    73,951
  General and administrative      6,538     5,367    18,236    20,580
  Restructuring expenses              -     2,274         -     5,956
----------------------------------------------------------------------
    Total Expenses               31,755    28,807    95,659   100,487
----------------------------------------------------------------------
Net Operating Loss              (20,534)  (13,612)  (72,686)  (65,530)
----------------------------------------------------------------------
Other Income (Expense):
  Interest income                   957       553     2,600     2,986
  Other (expense) income, net      (746)        -     1,762         -
  Gain on exchange of notes           -    80,849         -    80,849
  Derivative income (loss)
   related to convertible
   subordinated notes               650         -    (4,014)        -
  Interest expense               (1,190)   (2,058)   (5,317)   (6,206)
----------------------------------------------------------------------
    Total Other Income
     (Expense)                     (329)   79,344    (4,969)   77,629
----------------------------------------------------------------------
Equity in Losses of Reliant
 Pharmaceuticals, LLC                 -   (24,482)        -   (83,951)
----------------------------------------------------------------------
Net (Loss) Income              ($20,863)  $41,250  ($77,655) ($71,852)
----------------------------------------------------------------------
Net (Loss) Income per Common Share:
------------------------------
  Basic                          ($0.23)    $0.64    ($0.97)   ($1.12)
------------------------------ ---------------------------------------
  Diluted                        ($0.23)    $0.62    ($0.97)   ($1.12)
------------------------------ ---------------------------------------
Weighted Average Common Shares
 Used to Compute Net (Loss)
 Income per Common Share:
------------------------------
  Basic                          89,014    64,409    79,720    64,329
------------------------------ ---------------------------------------
  Diluted                        89,014    67,059    79,720    64,329
------------------------------ ---------------------------------------

Pro Forma Reconciliation:
------------------------------
Net Loss-GAAP                  ($20,863)  $41,250  ($77,655) ($71,852)
  Restructuring expenses              -     2,274         -     5,956
  Other income (expense), net       746         -    (1,762)        -
  Gain on exchange of notes           -   (80,849)        -   (80,849)
  Derivative income (loss)
   related to convertible
   subordinated notes              (650)        -     4,014         -
  Equity in losses of Reliant
   Pharmaceuticals, LLC               -    24,482         -    83,951
----------------------------------------------------------------------
Net Loss-Pro Forma             ($20,767) ($12,843) ($75,403) ($62,794)
----------------------------------------------------------------------
Net Loss per Common Share -
 Pro Forma:
------------------------------
  Basic                          ($0.23)   ($0.20)   ($0.95)   ($0.98)
------------------------------ ---------------------------------------
  Diluted                        ($0.23)   ($0.20)   ($0.95)   ($0.98)
------------------------------ ---------------------------------------
Weighted Average Common Shares
 to Compute Net Loss
 per Common Share:
------------------------------
  Basic                          89,014    64,409    79,720    64,329
------------------------------ ---------------------------------------
  Diluted                        89,014    64,409    79,720    64,329
------------------------------ ---------------------------------------


Condensed Consolidated
Balance Sheets               December 31, March 31,
(Unaudited)                      2003       2003
--------------------------------------------------
Cash, cash equivalents and
 total investments             $173,665  $145,040
Receivables, prepaid expenses
 and other current assets        12,409     9,467
Inventory                         5,360     2,576
Property, plant and equipment,
 net                             96,225    91,474
Other assets                      9,009     7,142
--------------------------------------------------
Total Assets                   $296,668  $255,699
--------------------------------------------------
Total current liabilities       $45,435   $54,044
Deferred revenue                      -    10,114
Obligation under capital lease      359         -
Convertible subordinated notes  122,051   166,587
Convertible preferred stock      30,000    30,000
Total shareholders' equity
 (deficit)                       98,823    (5,046)
--------------------------------------------------
Total Liabilities and
 Shareholders' Equity (Deficit)$296,668  $255,699
--------------------------------------------------

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended March 31, 2003 and the Company's Report on Form 10-Q for the three and nine months ended December 31, 2003.

    CONTACT: Alkermes, Inc.
             Director, Corporate Communications
             Rebecca Peterson, 617-583-6378
             or
             Chief Financial Officer
             James M. Frates, 617-494-0171